UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NexTier Oilfield Solutions Inc.

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2022

This proxy statement supplement, dated June 6, 2022 (the “Proxy Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of the Board of Directors of NexTier Oilfield Solutions Inc. (“NexTier”, the “Company”, “we” or “us”) filed with the Securities and Exchange Commission (“SEC”) on April 22, 2022, relating to the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 9:30 a.m., Central daylight time, on Tuesday, June 14, 2022, at the NexTier Company Headquarters, 3990 Rogerdale Road, Houston, Texas 77042. This Proxy Supplement should be read in conjunction with the Proxy Statement, which should be read in its entirety. Capitalized terms used in this Proxy Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

Among the matters being submitted to stockholders at the Annual Meeting is the annual proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”). The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) believes the Company’s compensation programs are appropriately linked to performance and the Company’s compensation practices are aligned with best practices, and the Board has unanimously recommended that stockholders vote “FOR” the Say-on-Pay Proposal.

The purpose of this Proxy Supplement is to provide additional information with respect to NexTier’s historical pay practices.

NexTier has always enjoyed and endeavored to deserve the strong support of our stockholders with respect to executive pay – a trust we believe that we continue to merit.

In order to provide additional insight with respect to NexTier’s pay practices, we would like to highlight the following:

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Alignment of Pay and Performance. While the overall pay of our CEO and other named executive officers in fiscal year 2021 presented an incremental increase over the prior year, much of this increase is the direct result of the expiration of our executives’ voluntary COVID-salary and annual bonus reductions in 2020. With the exception of the expiration of the COVID salary and bonus measures, our CEO’s base salary was otherwise unchanged in fiscal year 2020 and fiscal year 2021. Mr. Drummond’s fiscal year 2021 target annual incentive opportunity expressed as a percentage of base salary was also unchanged from the prior year, set at 125% of base salary.

Much of the year-over-year change in CEO realized-pay is due to the fact that in addition to COVID-driven reductions in salary and bonus, fiscal year 2020 annual bonus payouts were near threshold payout levels (50% of target) due to global macroeconomic circumstances beyond the control of management. The fiscal year 2021 annual bonus payout of 93% of target was a fair assessment of performance based on a detailed quantitative analysis of five key performance indicators thoroughly described in our Proxy Statement.

During 2021, a special tranche of PSU awards that were granted in 2020, with vesting tied to balance sheet cash and cash equivalents as of December 31, 2021, also vested. These awards were implemented to incentivize management in the face of significant challenges added upon their sacrifice of salary and bonus compensation during COVID-19. Moreover, they were tailored to address one of the most pressing concerns of the Company in the uncertainty caused by COVID-19—the preservation of liquidity.

We note that the amount of the COVID-19 retention awards at the time issued were a relatively close approximation to the salary and bonus foregone by management in fiscal year 2020 and fiscal year 2021. As such, the net result of our response to COVID-19 was to transition compensation away from fixed compensation and toward at-risk compensation, which we believe properly aligned the interests of management and stockholders.

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Cap on PSU Award Payouts. We believe that our PSU awards, based on relative total stockholder return (“TSR”) in relation to our peers, reflects a best-in-class alignment of management with our stockholders. We note that while the PSUs vest, if at all, based on the ranking of TSR against our peer group, as described in detail in the Proxy Statement, the amount of vesting is capped at target in the event that NexTier’s TSR is negative in absolute terms during the applicable performance period.

In fact, the PSU awards to our named executive officers that vested on December 31, 2021 were capped at a 100% payout (target) because of a negative TSR during the applicable performance period notwithstanding that NexTier’s TSR for the performance period was in the 100th percentile among our peers and would have otherwise funded at 200% of target without the cap in place.

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Annual Bonus Metrics. As described in the Proxy Statement, NexTier’s fiscal year 2021 annual bonus metrics utilized half-yearly performance periods. This change in our historical practice of full-year performance periods was implemented at the beginning of fiscal year 2021 in response to an uncertain outlook due to the effects of COVID-19.

The half-year performance period with respect to adjusted EBITDA was designed at the inception of fiscal year 2021 to provide for rigorous performance metrics in light of a very uncertain year as the economy pushed through and recovered from COVID-19. The Committee felt that bi-furcated performance periods would allow them to provide for performance targets that could fairly incentivize management while mitigating the possibility of a windfall payout due to goals that were too low and the need to exercise discretion to adjust after-the-fact once the state of the world in 2021 was better known. We believe this approach is fair and reasonable.

It is worth noting that the half-yearly performance metric was only utilized for adjusted EBITDA—one of five performance metrics with a 50% weighting.

The performance period bifurcation aside, we are happy to observe that annual adjusted EBITDA was 31% above the full-year target (and 98% of the full-year target after adjusting for the acquisition of Alamo Pressure Pumping, LLC in August 2021).

We are confident that our pay practices represent best-in-class governance and provide the proper incentives to management to responsibly steward our company’s continued growth. As noted above, NexTier has historically enjoyed, and we believe merited, the trust of our stockholders. We ask that you please keep this in mind when voting “FOR” in connection with the advisory vote to ratify named executive officer compensation at the Annual Meeting.

THE COMMITTEE STRONGLY BELIEVES THAT THE COMPANY’S COMPENSATION PROGRAMS ARE APPROPRIATELY LINKED TO PERFORMANCE AND THAT THE COMPANY’S COMPENSATION PROGRAMS AND PRACTICES ARE ALIGNED WITH BEST PRACTICES. THE BOARD, THEREFORE, CONTINUES TO URGE ALL STOCKHOLDERS TO VOTE “FOR” PROPOSAL 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION.

Additional Information

Stockholders of record who have already submitted proxies for the Annual Meeting may revoke them, or if they wish to change their vote they may do so by:

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Submitting written notice of revocation to NexTier Oilfield Solutions Inc., 3990 Rogerdale Rd, Houston, Texas 77042, Attn: Corporate Secretary, so long as such notice is received no later than 11:59 p.m., Eastern Time, the day before the Annual Meeting;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities prior to the Annual Meeting;

•	Submitting a later dated proxy with new voting instructions by mail, so long as such notice is received no later than 11:59 p.m., Eastern Time, the day before the Annual Meeting; or

•	Attending the Annual Meeting and voting your shares in person (attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy).

If you are not a registered holder, but you hold your shares through a broker or other nominee, you must follow the instructions provided by your broker or other nominee if you wish to revoke a previously granted proxy or change your vote. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares at the Annual Meeting.

Proxies which have already been submitted, and which are not subsequently revoked or changed as described above, will be voted at the Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement.

Except as described in this Proxy Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Proxy Supplement differs from information disclosed in the Proxy Statement, the information in this Proxy Supplement applies. The Proxy Statement, together with this Proxy Supplement, have been filed with the SEC and are also available for viewing at the website maintained for the Annual Meeting at www.proxydocs.com/NEX. We will furnish a copy of this Proxy Supplement to any stockholder by mail upon request. All requests should be made in writing and directed to our Corporate Secretary at 3990 Rogerdale Road, Houston, Texas 77042.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 14, 2022: The Proxy Statement, this Proxy Supplement, the proxy card and our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available on our website at www.nextierofs.com.